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                                                  Exhibit 10.21.1

                  ELECTRICITY PURCHASE CONTRACT


          This Electricity Purchase Contract, dated as of Jan. 18, 1988, is by and between E. I. DU PONT DE NEMOURS AND COMPANY, a Delaware corporation with its principal office located at 1007 Market Street, Wilmington, Delaware 19898 ("Du Pont"), and O'BRIEN ENERGY SYSTEMS INC., a Delaware corporation with its principal office located at 225 South Eighth Street, Philadelphia, Pennsylvania 19106 ("O'BRIEN").
                            RECITALS
          A. O'Brien and Du Pont entered a Steam Purchase Contract (the "Steam Purchase Contract") on December 8, 1986, in which O'Brien agreed to supply Du Pont with s team from a cogeneration facility (the "Facility") which O'Brien will build and operate on a site leased from Du Pont adjacent to Du Pont's Parlin, New Jersey, Plant (the "Plant").
          B. O'Brien and Du Pont now want to enter into an electricity purchase contract in accordance with the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, Du Pont and O'Brien agree as follows:
ARTICLE I.  Definitions
          A. Unless otherwise specified in this Contract, the terms used herein shall have the same meanings as those used

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in the Steam Purchase Contract.  Where the word "steam" is used in the definition in the Steam Purchase Contract, for purposes of this Contract, the word "electricity" shall be understood unless the context requires otherwise.
          B.   "JCP&L" shall mean Jersey Central Power & Light
Company.

ARTICLE II.  Sale and Purchase of Electricity
          A.   Quantity:
          O'Brien agrees to sell electricity to Du Pont for use in Du Pont's Plant in quantities required by Du Pont up to a maximum of 9MW and Du Pont agrees to buy its purchase requirements for electricity up to 9MW in accordance with the terms and conditions hereof for a twenty (20) year period commencing with the Initial Delivery Date. If Du Pont should require more than 9M, O'Brien will supply the additional requirements on such terms and conditions as the parties shall agree at the time, but under no circumstances will the price be greater and the terms more stringent than those covering the initial 9MW under this agreement.
          B.   Type and Character of Service:
          The electrical energy furnished by O'Brien shall be of the type known as t twenty four hundred (2400) volts, three (3) phase, three (3)( wire, sixty (60) cycles, alternating current. he variation of the voltage shall remain within plus or minus 5% of 2400 volts.

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          C.   Description of the System:
          All equipment (except the 2.4kv switchgear and feeders) will be owned, operated and maintained by O'Brien. This configuration and ownership is shown on the Functional Diagram to Define Operation of Equipment attached as Exhibit A. O'Brien will supply, design, install, and interconnect the 2.4kv switchgear and feeders, which upon start-up will be conveyed to Du Pont. Upon Du Pont's acceptance of O'Brien's conveyance of the 2.4kv switchgear and feeders, Du Pont shall be responsible for their operation and maintenance and shall indemnify O'Brien against any liability or claims which may arise out of operation thereafter of said equipment. O'Brien shall provide Du Pont with any warranties obtained by O'Brien on such equipment upon conveyance.

ARTICLE III.  Term and Termination
          The term and termination provisions of the Steam
Purchase Contract, as may be amended from time to time, shall be applicable to this Contract.

ARTICLE IV.  Purchase Price
     o Du Pont shall pay O'Brien for purchased electricity as follows:

                    EC = JCP&L rate  x  0.65

          Where:

               EC ==  The Electricity Charge per ;month;

          and

               JCP&L rate = The applicable Jersey Central Power &
          Light General Service Primary Rate at the

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          then current delivered voltage or its applicable
          successor, including all demand charges, energy charges, fuel adjustments, taxes, and any other charges that would have been paid to JCP&L if Du Pont had purchased a comparable amount of power from JCP&L.

          o In the event that Du Pont does not have any requirement for electricity, the bill for that month, or any such period, will be zero.

ARTICLE V.     Construction and Operation of the Cogeneration
               Facility.

          A. O'Brien has agreed in the Steam Purchase Contract to construct and operate the Facility to furnish steam to Du Pont. In addition to the commitments made in that document, O'Brien agrees to the further provisions in this Article V to allow O'Brien to supply Du Pont with the electricity covered buy this Electricity Purchase Agreement.
          B. O'Brien agrees to construct the facility with a capacity adequate to deliver at least 9MW of electricity to D Pont on a continuous basis. To ensure this capacity, O'Brien will install two Frame Six Combustion Turbine Combined Cycle Systems, each of which is more than capable of meeting Du Pont's projected demand.
          C. In the event O'Brien fails to supply Du Pont's electricity requirements for a period of six consecutive months or, in the alternative, if O'Brien notifies Du Pont that it can no longer meet such requirements, O'Brien will immediately make available to du Pont for Du Pont's use all equipment necessary to serve Du Pont from the 230kv system until Du Pont's service can be returned to the 34.5kv system or Du Pont finds other electric service acceptable to Du Pont.

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O'Brien shall obtain in its loan agreement any necessary waiver from its lender to permit Du Pont to exercise the foregoing
option.   Furthermore, the two 13.8kv to 2.4kv transformers shall
be installed in such a way that they can be replaced with 34.5kv to 2.4kv transformers and reconnected to the existing JCP&L 34.5kv feeders. To the extent JCP&L requires Du Pont to pay for this conversion, O'Brien agrees to contribute up to $ 500,000 toward the cost of such conversion and will secure such obligation by establishing at the time the cogen facility starts up either an escrow account or a letter of credit with a credit worthy bank in the amount of $500,000.

ARTICLE VI.  Interconnection with Du Pont's Plant
          A. O'Brien shall provide at its expense all equipment and systems necessary to supply electricity to Du Pont's Plant as shown on Exhibit A. Upon completion of construction, O'Brien will convey to Du Pont all of the equipment below the Point of Interconnection as shown on Exhibit A. O'Brien will be responsible for maintenance of all equipment and systems above the Point of Interconnection, and Du Pont will be responsible for maintenance of all equipment and systems below the Point of Interconnection.,
          B.   The interconnection facilities shall be designed
to generally accepted engineering standards.   Du Pont and
O'Brien agree to cooperate in determining appropriate and compatible equipment specifications for interconnection

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facilities; provided, however, that notwithstanding anything to the contrary herein, Du Pont shall not be responsible for any damage to the Facility due to demand from Du Pont's systems. O'Brien will give Du Pont at least forty-five days notice prior
to commencing operation and interconnection.   Du Pont and
O'Brien shall develop written procedures for interconnection, prior to interconnection. Du Pont shall have the right to witness testing and start up of all interconnection facilities.
          C. O'Brien shall at its expense, and in accordance with Exhibit B, dismantle and remove, including transportation to JCP&L's facilities for storage or disposal in accordance with appropriate regulations, JCP&L's existing 34.5kv substations and transmission lines, and the 2.4kv metering installations from the Parlin Site.
          D. The existing 34.5kv feeders supplying the Du Pont plant shall be maintained in operation throughout the construction of the Facility. Shutdowns during feeder relocations should be limited to one feeder at a time and to a maximum duration of twelve (12) hours for any one shutdown. Switchover from the JCP&L a34.5 feeders to O'Brien's 13.8kv feeders shall not be made until O'Brien's generating facility is fully on line and has demonstrated for a sixty (60) day period a 100% ability to meet Du Pont's electric requirements.

ARTICLE VII.  Service Interruptions
          A. Subject to force majeure and normal maintenance requirements, O'Brien agrees to provide a continuous supply

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of electricity to Du Pont at the quantities and characteristics described in Article II hereof.
          B. O'Brien agrees to consult with Du Pont on a regular basis and to schedule, to the extent reasonably possible, all routine maintenance of the electrical generating system to coincide with periods when Du Pont's operations are shut down or Du Pont's electricity needs are reduced.
          C. If for any reason other than force majeure O'Brien fails to provide Du Pont with the contract amounts of electricity and replacement power is not received from JCP&L due to the fault of O'Brien, O'Brien will reimburse Du Pont for its losses incurred (including out-of-pocket cost, loss of product, raw materials, direct labor and any damaged equipment) up to a maximum of $10,000 per hour, but not to exceed $250,000 for any one incident and furthermore not to exceed in any contract year the total electricity revenues received from Du Pont in any such year.

ARTICLE VIII.  Priority of Service
          If at any time O'Brien is unable to supply the contract amounts of electricity to both Du Pont and to JCP&L, it shall first supply Du Pont's needs up to the contractual amount before supplying any other customer for its electricity.

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ARTICLE IX.  Standby Power
          A. O'Brien and Du Pont agree that Du Pont will enter an agreement with JCP&L whereby JCP&L will sell standby power directly to Du Pont, in accordance with a letter agreement from JCP&L to Du Pont dated October 9, 1987, copy attached as
Exhibit B. This standby Power Agreement will be maintained by Du Pont during the life of this agreement. O'Brien will compensate Du Pont for the amount Du Pont pays JCP&L for the standby power, that is, the flat charge per ;month whether power is used or not, but Du Pont will pay for any power when used.
          B. O'Brien guarantees that the bill paid by Du Pont to JCP&L will be capped at the then current General Service Primary Rate as defined in Article 4.
          C. If at any time O'Brien's performance is such that JCP&L, in accordance with its Standby Tariff in other applicable rules, requires Du Pont to sign a firm power contract in order to continue receiving power, Du Pont shall have the right to terminate Du Pont's obligation to purchase electricity from O'Brien, effective as of the same date that JCP&L requires Bu Pont to sign a contract for the firm power. Such termination shall not affect Du Pont's right or O'Brien's obligation to continue the electrical interconnection parts of this contract, and O'Brien will take all reasonable steps to assure uninterrupted electrical service from JCP&L to Du Pont.
          D. If JCP&L's tariffs or the rules of the New Jersey Board of Public Utilities change so that Du Pont cannot

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receive the equivalent of firm power without signing a new
contract with JCP&L, Du Pont shall have the right to reduce purchases from O'Brien to the e extent power is purchased from JCP&L under such new contract.

ARTICLE X.  Metering
          A. O'Brien will own, operate, and maintain all necessary meters and associated equipment, including, without limitation, generation metering and the telemetering equipment, utilized for measuring energy deliveries and for determining Du Pont's payments to O'Brien. The metering point will be at the Point as shown on Exhibit A. Du Pont can install check meters at their expenses, if deemed necessary by Du Pont./
          B. O`Brien shall permit Du Pont employees to enter upon its leased premises at any reasonable time for the purpose of inspecting and/or testing or witnessing the testing of the accuracy of the metering equipment.
          C. The owners of meters and metering equipment shall inspect, test, and calibrate their equipment at regular intervals of not more than one 91) year, as agreed between the parties, and any inaccuracy disclosed by such tests shall be promptly corrected. Either party shall have the right to have any meter tested at any time at its expense. Representatives of the other party shall be afforded a reasonable opportunity to be present at all meter inspections and tests. If at any time a meter is found inaccurate by more than 1%, an adjustment shall be made in settlements between the parties to

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compensate for the effect of such inaccuracy over a preceding period of thirty (30) days from removal or testing of the meter or over any shorter period during which such inaccuracy may be determined to have existed. If at any time a meter should fail to register or its registration should be so erratic as to be meaningless, the quantities such meter was intended to record shall be determined from check meters, if available, or otherwise from the best obtainable data.

ARTICLE XI.  Billings, Credits and Payments
          On or immediately after Du Pont's monthly closing data (which shall be supplied O'Brien by Du Pont at the beginning of the year) O'Brien will prepare a monthly bill and bill Du Pont for the electricity purchased by Du Pont during the previous month. Each invoice will include all necessary information for calculation of the payment pursuant to Article IV hereof, and credit Du Pont each month for an amount equal to the contracted power times the standby rate plus any applicable taxes. Payment for such invoices shall be made by Du Pont within thirty (30) days after receipt. Payments made thereafter shall be subject to a late payment charge on the unpaid amount of such invoice of one percent per month. Should DuPont fail to pay any invoice within thirty (30) days after receipt, O'Brien, in addition to collecting the interest set out herein, may pursue any available remedy at law or in equity.

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ARTICLE XII.  Other Provisions
          The following Provisions of the Steam Purchase Contract are hereby incorporated by reference into this Contract and shall be applicable to this Contract as if they were fully set forth herein:
          Article 7.     Force Majeure; Contingency]
          Article 12.    Assignment and Subcontracting
          Article 13.    Preconditions to Performance
          Article 14.    Remedies
          Article 15.    Compliance with Laws, Rules and
Regulations
          Article 16.    Indemnification
          Article 17.    Insurance
          Article 18.    Amendments; Waiver
          Article 19.    Severability
          Article 20.    Governing Law
          Article 21.    Notices


          IN WITNESS WHEREOF, Du Pont and O'Brien have caused this Agreement to be executed by their duly authorized representatives on the date and year first above written.

E. I. DU PONT DE NEMOURS AND COMPANY


By /s/ W. Datum

Title: Senior Vice President - Materials and Logistics


O'BRIEN ENERGY SYSTEMS, INC.


By: /S/ Jeffrey Baines

Title: Executive Vice President

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                            EXHIBIT A


        FUNCTIONAL DIAGRAM TO DEFINE EQUIPMENT OPERATION


                        [DIAGRAM INSERT]